NEWS RELEASE For More Information: Dana Hendricks EVP, Chief Financial Officer 800-282-6242 • 205-877-4462 • DanaHendricks@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2023
BIRMINGHAM, AL – (BUSINESSWIRE) – November 8, 2023 – ProAssurance Corporation (NYSE: PRA) reports a net loss of $49.4 million, or $0.95 per diluted share, and an operating loss(1) of $3.7 million, or $0.07 per diluted share, for the three months ended September 30, 2023.
Third Quarter 2023(2)
•Gross premiums written: $320 million (+4%)
•New business written: $29 million (+82%)
•Unfavorable prior accident year reserve development of $8 million related to our Workers’ Compensation Insurance business.
•Consolidated combined ratio of 116.7%
•Consolidated operating ratio of 103.2%
•Net investment income of $33 million (+32%)
•Adjusted book value per share(1) of $25.67 as of September 30, 2023 a decrease of $0.32 per share since December 31, 2022.
(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows.
(2) Comparisons are to the third quarter of 2022.
Management Commentary & Results of Operations
“Market conditions and judicial trends in our lines of business continue to be a significant headwind to our efforts to return to our desired level of underwriting profitability. We are meeting those challenges head on in the marketplace by taking appropriate rate actions, maintaining our underwriting criteria, effectively managing claims and providing the best-in-class service that has allowed us to attract well-priced new business,” said Ned Rand, President and Chief Executive Officer of ProAssurance. He added, “With our decades of experience in medical professional liability and workers’ compensation we know there is no shortcut to building sustained profitability that can ride out turbulent markets and create profitability over the long term. These are two highly cyclical lines of insurance, and the actions we are taking now will allow us to thrive as market conditions improve over time.”
Driving the operating loss in the quarter was net unfavorable prior accident year reserve development of $7.7 million. This was due to $8.1 million of unfavorable development in our Workers’ Compensation Insurance segment, driven by higher-than-expected loss trends as the average medical cost per claim increased in the third quarter as compared to what we observed in the first two quarters of the year. Also at play was a reduction in net earned premiums in all our operating segments, both of which we discuss in our segment commentary.
The unfavorable development in the quarter was the primary reason our consolidated combined ratio increased 8.8 points quarter-over-quarter. However, the 32% improvement in our net investment income produced a higher investment income ratio, leading to a smaller increase in our operating ratio.
There were significant gains in new business acquired in the quarter, all of which reflected our disciplined pricing and underwriting strategy. That drove increases in gross premiums written, as did strong renewal price increases in our Specialty P&C segment, which also saw strong retention even in the face of continued market pressure.
During the quarter we made the decision to no longer participate in the results of Syndicate 1729, beginning with the 2024 underwriting year. Due to the quarter lag, our ceased participation in Syndicate 1729 will not be reflected in our results until the second quarter of 2024. The results from our participation from open underwriting years prior to 2024 will continue to earn out pro rata over the entire policy period of the underlying business. Furthermore, we entered into an agreement to sell our remaining ownership interest in the underwriting and operations entity associated with Syndicate 1729 to an unrelated third party, which is contingent upon certain approvals. Approval of this sale will not impact our decision to no longer participate in the results of Syndicate 1729.
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Market conditions affecting actual and projected results of our Workers' Compensation Insurance segment during the quarter also affected our analysis of goodwill related to that segment. As a result, we recognized a non-cash $44.1 million impairment of goodwill during the third quarter of 2023.
Book value per share at quarter end was $19.85, down 3% from the December 31, 2022 book value of $20.46. Adjusted book value per share, which excludes our Accumulated Other Comprehensive Loss, is $25.67 as of September 30, 2023 as compared to $25.99 as of December 31, 2022. Share repurchases year-to-date have contributed a $0.59 per share increase to adjusted book value per share.

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2023	2022	Change	2023	2022	Change
Revenues
Gross premiums written(1)	$319,762	$308,430	3.7%	$873,484	$879,512	(0.7%)
Net premiums written	$292,023	$281,989	3.6%	$790,978	$803,055	(1.5%)
Net premiums earned	$242,420	$258,355	(6.2%)	$730,068	$771,337	(5.4%)
Net investment income	32,754	24,745	32.4%	94,714	67,132	41.1%
Equity in earnings (loss) of unconsolidated subsidiaries	(61)	(6,852)	99.1%	5,450	5,948	(8.4%)
Net investment gains (losses)(2)	(2,702)	(8,262)	67.3%	3,156	(45,652)	106.9%
Other income (loss)(1)	3,336	5,097	(34.5%)	6,864	13,215	(48.1%)
Total revenues(1)	275,747	273,083	1.0%	840,252	811,980	3.5%
Expenses
Net losses and loss adjustment expenses	208,891	198,073	5.5%	605,245	585,166	3.4%
Underwriting, policy acquisition and operating expenses(1)	74,014	80,679	(8.3%)	218,779	229,788	(4.8%)
SPC U.S. federal income tax expense (benefit)	(175)	433	(140.4%)	1,351	1,424	(5.1%)
SPC dividend expense (income)	(2,518)	183	(1,476.0%)	3,171	1,697	86.9%
Interest expense	5,514	5,513	—%	16,478	14,872	10.8%
Goodwill impairment	44,110	—	nm	44,110	—	nm
Total expenses(1)	329,836	284,881	15.8%	889,134	832,947	6.7%
Income (loss) before income taxes	(54,089)	(11,798)	(358.5%)	(48,882)	(20,967)	(133.1%)
Income tax expense (benefit)	(4,655)	(2,673)	(74.1%)	(3,901)	(6,623)	41.1%
Net income (loss)	$(49,434)	$(9,125)	(441.7%)	$(44,981)	$(14,344)	(213.6%)
Non-GAAP operating income (loss)	$(3,730)	$(2,976)	(25.3%)	$(3,240)	$21,033	(115.4%)
Weighted average number of common shares outstanding
Basic	51,837	53,990		53,205	54,023
Diluted	52,006	54,124		53,339	54,151
Earnings (loss) per share
Net income (loss) per diluted share	$(0.95)	$(0.17)	$(0.78)	$(0.85)	$(0.27)	$(0.58)
Non-GAAP operating income (loss) per diluted share	$(0.07)	$(0.06)	$(0.01)	$(0.06)	$0.39	$(0.45)
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 13 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2023 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments losses, and, for the current period, the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2023 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	September 30, 2023	December 31, 2022
Total investments	$4,230,257	$4,387,683
Total assets	$5,573,957	$5,699,999
Total liabilities	$4,562,114	$4,595,981
Common shares (par value $0.01)	$636	$634
Retained earnings	$1,375,604	$1,423,286
Treasury shares	$(469,702)	$(419,214)
Shareholders’ equity	$1,011,843	$1,104,018
Book value per share	$19.85	$20.46
Non-GAAP adjusted book value per share(1)	$25.67	$25.99
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Current accident year net loss ratio	83.0%	79.5%	81.8%	80.0%
Effect of prior accident years’ reserve development	3.2%	(2.8%)	1.1%	(4.1%)
Net loss ratio	86.2%	76.7%	82.9%	75.9%
Underwriting expense ratio	30.5%	31.2%	30.0%	29.8%
Combined ratio	116.7%	107.9%	112.9%	105.7%
Operating ratio	103.2%	98.3%	99.9%	97.0%
Return on equity(1)	(6.6%)	(3.3%)	(4.4%)	(1.5%)
Non-GAAP operating return on equity(1)(2)	(1.4%)	(1.1%)	(0.4%)	2.2%

Combined ratio, excluding transaction-related costs(3)	116.7%	107.9%	112.9%	105.5%
(1) Quarterly amounts are annualized. Refer to our September 30, 2023 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.
(3) Our consolidated underwriting expense ratio for the nine months ended September 30, 2022 includes $1.9 million of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SEGMENT REORGANIZATION
As a result of our decision to no longer participate in the results of Syndicate 1729 for the 2024 underwriting year, we reorganized our segment reporting during the third quarter of 2023 to align with how our Chief Operating Decision Maker currently oversees the business, allocates resources and evaluates operating performance and, as a result, the number of our operating and reportable segments decreased from five to four: Specialty P&C, Workers' Compensation Insurance, Segregated Portfolio Cell Reinsurance and Corporate. As a result of the segment reorganization, we now report the underwriting results from our participation in Lloyd’s Syndicates in the Specialty P&C segment and the investment results of assets solely allocated to our Lloyd's Syndicate operations and U.K. income taxes in our Corporate segment. All prior period segment information has been recast to conform to the current period presentation and the segment reorganization had no impact on previously reported consolidated financial results.
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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross premiums written	$256,125	$244,887	4.6%	$673,660	$680,217	(1.0%)
Net premiums written	$241,888	$222,344	8.8%	$607,945	$615,855	(1.3%)
Net premiums earned	$195,772	$198,481	(1.4%)	$562,206	$593,534	(5.3%)
Other income	1,089	1,000	8.9%	3,106	4,185	(25.8%)
Total revenues	196,861	199,481	(1.3%)	565,312	597,720	(5.4%)
Net losses and loss adjustment expenses	(162,677)	(158,518)	2.6%	(476,187)	(469,690)	1.4%
Underwriting, policy acquisition and operating expenses	(49,395)	(53,166)	(7.1%)	(140,949)	(148,339)	(5.0%)
Total expenses	(212,072)	(211,684)	0.2%	(617,136)	(618,029)	(0.1%)
Segment results	$(15,211)	$(12,203)	(24.6%)	$(51,824)	$(20,309)	(155.2%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Current accident year net loss ratio	83.4%	82.2%	84.4%	82.8%
Effect of prior accident years’ reserve development	(0.3%)	(2.3%)	0.3%	(3.7%)
Net loss ratio	83.1%	79.9%	84.7%	79.1%
Underwriting expense ratio	25.2%	26.8%	25.1%	25.1%
Combined ratio	108.3%	106.7%	109.8%	104.2%
Compared to the third quarter of last year, gross written premium increased by $11.2 million or 4.6%, despite the third quarter reversal of $7.9 million of tail coverage that was written and fully ceded to our Segregated Portfolio Cell Reinsurance segment in the second quarter of 2023. Net premiums earned declined 1.4% as a result of the market conditions we have experienced over the preceding twelve months.
Within the segment, written premium in our Standard Physician line was 4.5% higher and Specialty lines were 34.1% higher than last year, driven by an almost 55% and 50% increase in Custom Physician and Hospital and Facilities policies, respectively, due to new business exceeding expectations. Premium retention in the quarter was 87%, unchanged from third quarter 2022. Standard Physician retention was 89%, unchanged from the year-ago quarter. Specialty retention was 80%, up six points quarter-over-quarter. Small Business Unit and Medical Technology Liability business retained 90% and 89% of premium, respectively.
We achieved renewal pricing increases of 7%, one point lower than the third quarter of 2022. New business written improved to $23.6 million for the quarter, compared to $12.1 million last year. Both measures reflect the value proposition presented by ProAssurance especially given current market conditions.
The segment current accident year net loss ratio increased by 1.2 points in the quarter as we respond to the continued effects of social inflation, higher than anticipated loss severity trends throughout healthcare, and changes in our mix of business.
We recognized net favorable prior accident year reserve development of $0.7 million in the third quarter, compared to $4.6 million in the same period of 2022. The net favorable development for the quarter was due to the beneficial amortization of the purchase accounting adjustments on NORCAL's reserves, partially offset by unfavorable prior year development related to our Lloyd’s Syndicates operations due to higher than expected losses and development on certain large claims, primarily catastrophe related losses.
The expense ratio decreased to 25.2% compared to 26.8% last year driven by the impact of a decrease in amounts accrued for performance-related incentive plans in the current quarter, and one-time expenses in the prior year quarter, partially offset by lower levels of earned premium in the quarter.
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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross premiums written	$63,637	$63,543	0.1%	$199,824	$199,295	0.3%
Net premiums written	$44,386	$43,973	0.9%	$134,280	$131,796	1.9%
Net premiums earned	$39,885	$42,063	(5.2%)	$121,706	$124,456	(2.2%)
Other income	333	554	(39.9%)	1,565	1,753	(10.7%)
Total revenues	40,218	42,617	(5.6%)	123,271	126,209	(2.3%)
Net losses and loss adjustment expenses	(41,208)	(28,148)	46.4%	(101,813)	(83,306)	22.2%
Underwriting, policy acquisition and operating expenses	(13,542)	(14,146)	(4.3%)	(40,923)	(40,816)	0.3%
Total expenses	(54,750)	(42,294)	29.5%	(142,736)	(124,122)	15.0%
Segment results	$(14,532)	$323	(4,599.1%)	$(19,465)	$2,087	(1,032.7%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Current accident year net loss ratio	83.1%	71.7%	76.0%	71.8%
Effect of prior accident years’ reserve development	20.2%	(4.8%)	7.7%	(4.9%)
Net loss ratio	103.3%	66.9%	83.7%	66.9%
Underwriting expense ratio	34.0%	33.6%	33.6%	32.8%
Combined ratio	137.3%	100.5%	117.3%	99.7%
The Workers’ Compensation Insurance segment underwriting results declined in the third quarter of 2023, compared to the same period in 2022, reflecting higher than expected loss trends and lower net premiums earned related to the continuation of competitive market conditions.
Gross premiums in the third quarter were essentially unchanged compared to the same period of 2022. An increase in new business was partially offset by lower audit premium. In our traditional business, renewal results reflected rate decreases of 3% and renewal retention of 85%, both of which improved in the third quarter of 2023, but competitive market conditions persist. Audit premium was $2.2 million in 2023, compared to $2.9 million for the same period in 2022. New business written in our traditional business was $4.8 million in the third quarter of 2023, an increase of $1.7 million compared to the same period in 2022.
The net loss ratio for the third quarter of 2023 included an increase in the current accident year loss ratio and $8.1 million of unfavorable prior year reserve development, primarily related to the 2022 accident year, both of which reflected higher than expected loss trends. We continue to observe a reduction in reported claim frequency; however, the lower frequency is being more than offset by an increase in our average cost per claim in both the 2023 and 2022 accident years, which we attribute to increased medical costs driven by healthcare wage inflation and medical advancements. The current accident year net loss ratio reflected an increase in the full year loss ratio to 76.0% in the third quarter, from 72.6% at the end of the second quarter.
Underwriting expenses decreased by $0.6 million, primarily driven by lower compensation-related costs related to performance-related incentive plans and the timing of certain regulatory expenses. The underwriting expense ratio was 34.0%, less than 1% higher than the prior year quarter reflecting lower net premiums earned due to the decrease in audit premium and the continuation of competitive market conditions.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross premiums written	$7,930	$17,879	(55.6%)	$55,924	$62,882	(11.1%)
Net premiums written	$5,749	$15,672	(63.3%)	$48,753	$55,404	(12.0%)
Net premiums earned	$6,763	$17,811	(62.0%)	$46,156	$53,347	(13.5%)
Net investment income	601	294	104.4%	1,625	617	163.4%
Net investment gains (losses)	(525)	(732)	28.3%	1,830	(4,225)	143.3%
Other income	2	1	100.0%	3	2	50.0%
Net losses and loss adjustment expenses	(5,006)	(11,407)	(56.1%)	(27,245)	(32,170)	(15.3%)
Underwriting, policy acquisition and operating expenses	(3,668)	(5,599)	(34.5%)	(15,241)	(15,203)	0.2%
SPC U.S. federal income tax (expense) benefit(1)	175	(433)	(140.4%)	(1,351)	(1,424)	(5.1%)
SPC net results	(1,658)	(65)	(2,450.8%)	5,777	944	512.0%
SPC dividend (expense) income (2)	2,518	(183)	(1,476.0%)	(3,171)	(1,697)	86.9%
Segment results (3)	$860	$(248)	446.8%	$2,606	$(753)	446.1%
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Current accident year net loss ratio	70.5%	67.7%	64.7%	67.5%
Effect of prior accident years’ reserve development	3.5%	(3.7%)	(5.7%)	(7.2%)
Net loss ratio	74.0%	64.0%	59.0%	60.3%
Underwriting expense ratio	54.2%	31.4%	33.0%	28.5%
Combined ratio	128.2%	95.4%	92.0%	88.8%
Premiums in our Segregated Portfolio Cell Reinsurance segment are primarily comprised of workers' compensation coverages assumed from our Workers' Compensation Insurance segment and, to a lesser extent, healthcare professional liability coverages from our Specialty P&C segment. In the third quarter of 2023, a tail coverage assumed from the Specialty P&C segment was cancelled, as previously discussed, resulting in the reversal of $7.9 million of tail premium previously recognized during the second quarter of 2023. The cancellation of this tail coverage resulted in a 26 point increase to the current period combined ratio, comprised of a 5 point increase to the net loss ratio and a 21 point increase to the expense ratio. Importantly, this tail coverage related to one program in which we do not participate in the underwriting results and therefore this cancellation had no impact on our segment results.
Workers’ compensation renewal premium reflected rate decreases of 5% and renewal retention of 92% for the three months ended September 30, 2023. Audit premium decreased to $0.6 million in the current period, compared to $1.2 million in 2022. New business written was $0.6 million in the third quarter of 2023, compared to $0.8 million for the same period in 2022.
Excluding the impact of the aforementioned cancelled tail coverage, the third quarter 2023 calendar year net loss ratio was 5 points higher than in the third quarter of 2022, reflecting an increase in the healthcare professional liability current accident year net loss ratio driven by an increase in expected claim frequency related to the program that cancelled the tail coverage. This was partially offset by the decrease in the workers' compensation current accident year net loss ratio primarily reflecting a reduction in claim frequency and severity, partially offset by the continuation of competitive market conditions and the resulting renewal rate decreases.
We recognized $0.3 million in net unfavorable prior accident year reserve development in the quarter, comprised of $1.4 million of net unfavorable development in the healthcare professional liability business primarily reflecting higher than expected claim frequency in one program in which we do not participate. That unfavorable development was offset by $1.1 million of net favorable development in the workers’ compensation business due to favorable trends in claim closing patterns primarily in accident years 2018 through 2021.
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CORPORATE SEGMENT

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Net investment income	$32,153	$24,451	31.5%	$93,089	$66,515	40.0%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	368	(4,688)	107.8%	7,744	12,347	(37.3%)
Tax credit partnerships	(429)	(2,164)	(80.2%)	(2,294)	(6,399)	(64.2%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	(61)	(6,852)	99.1%	5,450	5,948	(8.4%)
Net investment gains (losses)	(3,677)	(7,530)	51.2%	(3,174)	(41,427)	92.3%
Other income (loss)	2,847	4,695	(39.4%)	5,347	10,386	(48.5%)
Operating expenses	(8,344)	(8,921)	(6.5%)	(24,823)	(26,679)	(7.0%)
Interest expense	(5,514)	(5,513)	—%	(16,478)	(14,872)	10.8%
Income tax (expense) benefit	4,655	2,673	74.1%	3,901	6,232	37.4%
Segment results	$22,059	$3,003	634.6%	$63,312	$6,103	937.4%
Consolidated effective tax rate	8.6%	22.7%		8.0%	31.6%
The rise in interest rates continues to add significantly to our net investment income, which increased to $32.2 million in the quarter, driven by higher average book yields on our fixed maturity investments as our reinvestment rate exceeds that of the maturing assets.
Equity in earnings from our investment in LPs/LLCs, which are typically reported to us on a one-quarter lag, reflected a small gain in the quarter as compared to a loss of $4.7 million in the year-ago quarter. The earnings generated from our portfolio of investments in LPs/LLCs did not exceed the tax-deductible operating losses recorded from our tax credit partnership investments resulting in an overall loss from our investment in unconsolidated subsidiaries in the quarter.
The corporate segment results include $3.7 million of net investment losses for the quarter driven by unrealized holding losses resulting from changes in the fair value of our equity investments, partially offset by death benefit proceeds from BOLI contracts.
Other income was $2.8 million compared to $4.7 million in 2022. The decrease in other income was driven by foreign currency exchange rate movements related to euro-denominated loss reserves in our Specialty P&C Segment. Foreign exchange movements resulted in a gain of $3.2 million to other income in 2022 as compared to $1.8 million in the current period.
Operating expenses decreased by $0.6 million primarily due to a decrease in compensation-related costs and, to a lesser extent, a decrease in professional fees.
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NON-GAAP FINANCIAL MEASURES
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations; however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2023	2022	2023	2022
Net income (loss)	$(49,434)	$(9,125)	$(44,981)	$(14,344)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	2,702	8,262	(3,156)	45,652
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (2)	(431)	(562)	1,421	(3,362)
Transaction-related costs (3)	—	—	—	1,862
Goodwill impairment	44,110	—	44,110	—
Guaranty fund assessments (recoupments)	103	4	29	130
Pre-tax effect of exclusions	46,484	7,704	42,404	44,282
Tax effect, at 21% (4)	(780)	(1,555)	(663)	(8,905)
After-tax effect of exclusions	45,704	6,149	41,741	35,377
Non-GAAP operating income (loss)	$(3,730)	$(2,976)	$(3,240)	$21,033
Per diluted common share:
Net income (loss)	$(0.95)	$(0.17)	$(0.85)	$(0.27)
Effect of exclusions	0.88	0.11	0.79	0.66
Non-GAAP operating income (loss) per diluted common share	$(0.07)	$(0.06)	$(0.06)	$0.39
(1) Net investment gains (losses) for the three and nine months ended September 30, 2023 include a gain of $1.5 million and $4.5 million, respectively, related to the change in the fair value of contingent consideration issued in connection with the NORCAL acquisition. We have excluded these adjustments as they do not reflect normal operating results. See further discussion around the contingent consideration in Note 2 of the Notes to Condensed Consolidated Financial Statements and discussion on our accounting policy in the Critical Accounting Estimates section under the heading "Contingent Consideration" of our September 30, 2023 report on Form 10-Q.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the discrete effective tax rate method for the three and nine months ended September 30, 2023, while we used the estimated annual effective tax rate method for the three and nine months ended September 30, 2022. See further discussion on these methods in the Critical Accounting Estimates section under the heading "Estimation of Taxes/Tax Credits" and in Note 4 of the Notes to Condensed Consolidated Financial Statements of our September 30, 2023 report on Form 10-Q. For the 2023 periods, our statutory tax rate was applied to these items in calculating net income (loss), excluding the 2023 goodwill impairment loss which is not tax deductible. In addition, the gains in 2023 related to the change in the fair value of contingent consideration are non-taxable and therefore had no associated income tax impact. For the 2022 periods, our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments which were treated as discrete items and were tax effected at the annual expected statutory tax rate (21%) in the period they were included in our consolidated tax provision and net income (loss). The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected.
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Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
ROE(1)	(6.6%)	(3.3%)	(4.4%)	(1.5%)
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	5.5%	2.8%	4.1%	4.7%
Tax effect, at 21%(2)	(0.3%)	(0.6%)	(0.1%)	(1.0%)
Non-GAAP operating ROE	(1.4%)	(1.1%)	(0.4%)	2.2%
(1) Quarterly amounts are annualized. Refer to our September 30, 2023 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 4 in this section under the heading "Non-GAAP Operating Income."
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at September 30, 2023 and December 31, 2022:

Book Value Per Share
Book Value Per Share at December 31, 2022	$20.46
Less: AOCI Per Share(1)	(5.53)
Non-GAAP Adjusted Book Value Per Share at December 31, 2022	25.99
Increase (decrease) to Non-GAAP Adjusted Book Value Per Share during the nine months ended September 30, 2023 attributable to:
Dividends declared	(0.05)
Cumulative repurchase of shares(2)	0.59
Net income (loss)(3)	(0.88)
Other(4)	0.02
Non-GAAP Adjusted Book Value Per Share at September 30, 2023	25.67
Add: AOCI Per Share(1)	(5.82)
Book Value Per Share at September 30, 2023	$19.85
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments. See Note 10 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2023 report on Form 10-Q for additional information.

(2) Represents the impact of our repurchase of 3.1 million common shares, conducted through a series of 10b5-1 stock repurchase plans during 2023. See Note 10 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2023 report on Form 10-Q for additional information.

(3) Includes the $44.1 million goodwill impairment associated with the Workers' Compensation Insurance segment, which accounted for $0.87 of the decrease in book value per share. See Note 5 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2023 report on Form 10-Q for additional information.

(4) Includes the impact of share-based compensation.
Conference Call Information
ProAssurance management will discuss third quarter 2023 results during a conference call at 10:00 a.m. ET on Thursday, November 9, 2023. US-based investors may access the call by dialing either (833) 470-1428 (toll free) or (404) 975-4839 (local). International investors may find a toll-free number here:
https://www.netroadshow.com/events/global-numbers?confId=56230. The access code for all attendees is 198658.
Callers may also choose to pre-register to receive unique call access details and avoid operator wait times; pre-register here if desired: www.netroadshow.com/events/login?show=477bea77&confId=56230.
The conference call will also be webcast at https://events.q4inc.com/attendee/305732155.
A replay will be available by telephone for at least 7 days after the call date. US-based investors may access the replay by dialing (866) 813-9403 (toll free) or (929) 458-6194, and international investors may dial +44 (204) 525-0658. The access code for all attendees is 484795. A replay will also be available for at least one year at investor.proassurance.com.
Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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